Fresh Del Monte Produce Inc. Reports Second Quarter Earnings for Fiscal 2024

Strong Margin Improvement in the Fresh and Value-Added Products Segment Compared with the Prior-Year Period, Highlights Strategic Focus

Debt Falls Below $300M, Signaling Strengthened Financial Stability

CORAL GABLES, FL. - August 1, 2024 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the second quarter ended June 28, 2024.

"We are pleased to see our growth strategy and company focus yielding positive results, in the fresh and value-added products segment, where we achieved strong margin improvement during the second quarter of 2024. We see pineapple, fresh-cut fruit, avocados, and value-added products as core strengths—with consumers appreciating the innovation, convenience, and taste," said Fresh Del Monte Chairman and CEO Mohammad Abu-Ghazaleh.
Financial highlights for the second quarter 2024:

Net sales for the second quarter of 2024 were $1,139.7 million compared with $1,180.5 million in the prior-year period. The decrease in net sales was primarily due to lower banana net sales, driven by lower sales volume and lower per unit selling prices for bananas. The decrease was partially offset by an increase in net sales in the fresh and value-added products segment driven by higher per unit selling prices.

Gross profit for the second quarter of 2024 was $113.2 million compared with $116.8 million in the prior-year period. The decrease in gross profit was primarily due to lower net sales, higher per unit production and procurement costs, which were partly driven by the negative impact of increased weather-related events, mainly high temperatures and low rainfall, in production areas in Central America and the Philippines, as well as the negative impact of fluctuations in exchange rates partially offset by lower ocean freight costs and higher per unit selling prices in the fresh and value-added products segment. Gross profit in the second quarter of 2024 included $1.2 million of other product-related charges, primarily due to $0.5 million for shipment disruptions in the Red Sea and $0.5 million in additional clean-up costs associated with the flooding of a seasonal production facility in Greece during the third quarter of 2023. There were no product-related charges during the second quarter of 2023. Gross margin for the second quarter of 2024 was 9.9%, in line with the prior-year period. Excluding the net impact from the other product-related charges, Adjusted gross profit(1) for the second quarter of 2024 was $114.4 million compared with $116.8 million in the prior-year period.

Operating income for the second quarter of 2024 was $68.2 million compared with $72.1 million in the prior-year period. The decrease in operating income was primarily due to lower gross profit and a higher gain on the sale of assets in the prior-year period. The decrease was partially offset by asset impairment and other charges in the prior-year period compared with a credit for insurance proceeds in the current year. Adjusted operating income(1) was $64.5 million compared with $67.9 million in the prior-year period. Adjusted operating income for the second quarter of 2024 excludes the $1.2 million of other product-related charges mentioned above, a $3.4 million gain on asset sale of a European warehouse and $2.0 million of insurance recoveries associated with fire damage for a facility in South America during the fourth quarter of 2023. In the prior-year period, Adjusted operating income excluded the gain on sale of $8.8 million primarily related to the sale of the Company's plastics business and other underutilized assets in South and Central America, $4.6 million of asset impairment and other charges related to impairments of grape vines in South America due to low productivity, idle land in Central America, and expenses incurred in connection with a cybersecurity incident in the first quarter of 2023.

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Fresh Del Monte Produce Inc.

Other (income) expense, net for the second quarter of 2024 was a gain of $2.3 million, compared with a loss of $6.4 million in the prior-year period. The change was primarily due to an unrealized gain recognized on an unconsolidated company within the food and nutrition sector and foreign currency gains during the current quarter as compared with foreign currency losses in the prior-year period.

FDP net income(2) for the second quarter of 2024 was $53.6 million compared with $47.7 million in the prior-year period and Adjusted FDP net income(1) was $50.9 million compared with $46.2 million in the prior-year period. Adjusted FDP net income for the second quarter of 2024 excludes the above-mentioned adjustments and the associated $1.0 million tax effect. In the prior-year period, Adjusted FDP net income excludes the above-mentioned adjustments and the associated $2.7 million tax effect.

Second Quarter 2024 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	June 28, 2024					June 30, 2023
Segment Data:	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$694.1	61%	$77.9	69%	11.2%	$677.6	57%	$62.1	53%	9.2%
Banana	394.3	35%	29.8	26%	7.6%	448.8	38%	50.5	43%	11.3%
Other products and services	51.3	4%	5.5	5%	10.7%	54.1	5%	4.2	4%	7.8%
	$1,139.7	100%	$113.2	100%	9.9%	$1,180.5	100%	$116.8	100%	9.9%

	Six months ended
	June 28, 2024					June 30, 2023

	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$1,370.8	61%	$133.9	69%	9.8%	$1,321.0	57%	$109.1	51%	8.3%
Banana	773.8	34%	51.5	26%	6.7%	873.9	38%	93.7	44%	10.7%
Other products and services	102.9	5%	10.0	5%	9.7%	114.1	5%	11.0	5%	9.6%
	$2,247.5	100%	$195.4	100%	8.7%	$2,309.0	100%	$213.8	100%	9.3%
(1) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."
(2) "FDP net income" as referenced throughout this release is defined as Net income attributable to Fresh Del Monte Produce Inc.

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Fresh Del Monte Produce Inc.

Second Quarter 2024 Business Segment Performance
Fresh and Value-Added Products

Net sales for the second quarter of 2024 were $694.1 million compared with $677.6 million in the prior-year period. The increase in net sales was primarily a result of higher per unit selling prices of avocados and higher sales volume and higher per unit selling prices of non-tropical fruit. The increase was partially offset by lower net sales of vegetables and fresh-cut fruit due to lower sales volume.

Gross profit for the second quarter of 2024 was $77.9 million compared with $62.1 million in the prior-year period. The increase in gross profit was primarily driven by higher per unit selling prices partially offset by higher per unit production and procurement costs of avocados, as well as the negative impact of fluctuations in exchange rates primarily a stronger Costa Rican colon and Mexican peso. Gross profit for the second quarter of 2024 included the $1.2 million of other product-related charges mentioned above. Gross margin increased to 11.2% compared with 9.2% in the prior-year period.

Banana

Net sales for the second quarter of 2024 were $394.3 million compared with $448.8 million in the prior-year period. The decrease in net sales was primarily a result of lower sales volume in North America due to competitive market pressures and lower sales volume and lower per unit selling prices in Asia along with the negative impact of fluctuations in exchange rates, primarily due to a weaker Japanese yen.

Gross profit for the second quarter of 2024 was $29.8 million compared with $50.5 million in the prior-year period. The decrease in gross profit was principally driven by lower net sales, higher per unit production and procurement costs, and the negative impact of fluctuations in exchange rates due to a stronger Costa Rican colon. The decrease was partially offset by lower per unit distribution and ocean freight costs. Gross margin decreased to 7.6% compared with 11.3% in the prior-year period.

Other Products and Services

Net sales for the second quarter of 2024 were $51.3 million compared with $54.1 million in the prior-year period. The decrease in net sales was primarily due to the sale of the Company’s plastic products business in the second quarter of 2023.

Gross profit for the second quarter of 2024 was $5.5 million compared with $4.2 million in the prior-year period. The increase in gross profit was primarily due to higher per unit selling prices in the Company's poultry and meats business. Gross margin increased to 10.7% compared with 7.8% in the prior-year period.

Cash Flows

Net cash provided by operating activities for the first six months of 2024 was $143.7 million compared with $132.7 million in the prior-year period. The increase in net cash provided by operating activities was primarily attributable to working capital fluctuations, mainly driven by higher levels of accounts payable and accrued expenses, mainly due to the timing of period-end payments to suppliers and lower levels of account receivables.

Long Term Debt

Long-term debt decreased to $285.0 million at the end of the second quarter of 2024 from $400.5 million at the end of the second quarter of 2023, a decrease of approximately 29%.

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Fresh Del Monte Produce Inc.

Quarterly Cash Dividend

On July 30, 2024, the Company's Board of Directors declared a quarterly cash dividend of $0.25 per share, payable on September 6, 2024, to shareholders of record on August 15, 2024.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Six months ended

Statement of Operations:	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net sales	$1,139.7	$1,180.5	$2,247.5	$2,309.0
Cost of products sold	1,025.3	1,063.7	2,051.9	2,093.4
Other product-related charges	1.2	—	0.2	1.8
Gross profit	113.2	116.8	195.4	213.8
Selling, general and administrative expenses	49.9	46.8	100.5	94.4
Gain on disposal of property, plant and equipment, net and subsidiary	3.6	6.7	18.3	34.2
Asset impairment and other (credits) charges, net	(1.3)	4.6	1.0	7.1
Operating income	68.2	72.1	112.2	146.5
Interest expense, net	4.9	6.1	9.8	13.9
Other (income) expense, net	(2.3)	6.4	5.4	15.7
Income before income taxes	65.6	59.6	97.0	116.9
Income tax provision	12.3	11.3	17.6	20.9
Net income	$53.3	$48.3	$79.4	$96.0
Less: Net (loss) income attributable to redeemable and noncontrolling interests	(0.3)	0.6	(0.3)	9.3
Net income attributable to Fresh Del Monte Produce Inc.	$53.6	$47.7	$79.7	$86.7
Earnings per share(1):
Basic	$1.12	$0.99	$1.67	$1.81
Diluted	$1.12	$0.99	$1.66	$1.80
Dividends declared per ordinary share	$0.25	$0.20	$0.50	$0.35
Weighted average number of ordinary shares:
Basic	47,919,451	48,032,711	47,814,403	47,962,822
Diluted	47,975,217	48,213,033	47,939,568	48,183,287
(1) Earnings per share ("EPS") is calculated based on Net income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	June 28, 2024	December 29, 2023
Assets
Current assets:
Cash and cash equivalents	$37.8	$33.8
Trade accounts receivable, net	408.1	387.0
Other accounts receivable, net	86.2	95.1
Inventories, net	537.4	599.9
Assets held for sale	10.9	4.5
Prepaid expenses and other current assets	23.8	24.0
Total current assets	1,104.2	1,144.3

Investments in and advances to unconsolidated companies	30.8	22.2
Property, plant and equipment, net	1,221.3	1,256.4
Operating lease right-of-use assets	196.1	213.8
Goodwill	401.7	401.9
Intangible assets, net	33.2	33.3
Deferred income taxes	53.9	51.5
Other noncurrent assets	67.9	60.7
Total assets	$3,109.1	$3,184.1

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$467.2	$479.0
Current maturities of debt and finance leases	1.4	1.4
Current maturities of operating leases	41.4	48.6
Other current liabilities	22.0	11.6
Total current liabilities	532.0	540.6

Long-term debt and finance leases	290.4	406.1
Retirement benefits	81.5	82.3
Deferred income taxes	78.5	72.7
Operating leases, less current maturities	130.7	142.1
Other noncurrent liabilities	25.8	27.6
Total liabilities	1,138.9	1,271.4
Commitments and contingencies
Redeemable noncontrolling interests	—	—
Shareholders' equity:
Preferred shares	—	—
Ordinary shares	0.5	0.5
Paid-in capital	600.9	597.7
Retained earnings	1,396.9	1,341.4
Accumulated other comprehensive loss	(44.2)	(43.3)
Total Fresh Del Monte Produce Inc. shareholders' equity	1,954.1	1,896.3
Noncontrolling interests	16.1	16.4
Total shareholders' equity	1,970.2	1,912.7
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,109.1	$3,184.1

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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Six months ended
	June 28, 2024	June 30, 2023
Operating activities:
Net income	$79.4	$96.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39.7	43.7
Amortization of debt issuance costs	0.3	0.2
Asset impairments	0.7	2.8
Share-based compensation expense	2.8	5.1
Change in uncertain tax positions	(1.5)	0.4
Deferred income taxes	3.3	(6.1)
Gain on disposal of property, plant and equipment	(18.3)	(34.2)
Other, net	0.4	0.2
Changes in operating assets and liabilities
Receivables	(21.9)	(44.3)
Inventories	60.4	81.8
Prepaid expenses and other current assets	(0.3)	0.4
Accounts payable and accrued expenses	3.7	(17.0)
Other assets and liabilities	(5.0)	3.7
Net cash provided by operating activities	143.7	132.7

Investing activities:
Capital expenditures	(20.7)	(18.9)
Proceeds from sales of property, plant and equipment	21.1	96.8
Insurance proceeds received for damage to property, plant and equipment, net	5.7	—
Investments in and advances to unconsolidated companies	(4.5)	(3.7)
Other investing activities	—	(0.5)
Net cash provided by investing activities	1.6	73.7

Financing activities:
Proceeds from debt	127.0	232.9
Payments on debt	(242.0)	(372.2)
Purchase of redeemable noncontrolling interest	—	(5.2)
Distributions to noncontrolling interests	—	(17.8)
Share-based awards settled in cash for taxes	(0.9)	(0.7)
Dividends paid	(23.9)	(16.8)
Payment of deferred financing costs	(2.2)	—
Other financing activities	(2.3)	(0.4)
Net cash used in financing activities	(144.3)	(180.2)
Effect of exchange rate changes on cash	3.0	0.4
Net increase in cash and cash equivalents	4.0	26.6
Cash and cash equivalents, beginning	33.8	17.2
Cash and cash equivalents, ending	$37.8	$43.8
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Fresh Del Monte Produce Inc.

Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures that are referred to in this press release as “non-GAAP measures.” Management believes these non-GAAP measures provide a more comparable analysis of the underlying operating performance of the business.

These non-GAAP measures include the following: Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income and Adjusted diluted EPS each reflect adjustments relating to asset impairment and other (credits) charges, net, gain on disposal of property, plant and equipment, net, and subsidiary and other product-related charges. EBITDA is defined as net income attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for asset impairment and other (credits) charges, net, gain on disposal of property, plant and equipment, net and subsidiary, and other product-related charges. EBITDA margin represents EBITDA as a percentage of net sales, and Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

These non-GAAP measures provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	June 28, 2024				June 30, 2023
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$113.2	$68.2	$53.6	$1.12	$116.8	$72.1	$47.7	$0.99
Adjustments:
Other product-related charges (1)	1.2	1.2	1.2	0.03	—	—	—	—
Asset impairment and other (credits) charges, net (2)	—	(1.3)	(1.3)	(0.03)	—	4.6	4.6	0.09
Gain on disposal of property, plant and equipment, net and subsidiary (3)	—	(3.6)	(3.6)	(0.08)	—	(8.8)	(8.8)	(0.18)
Other adjustments (4)	—	—	—	—	—	—	—	—
Tax effects of all adjustments (5)	—	—	1.0	0.02	—	—	2.7	0.06
As adjusted	$114.4	$64.5	$50.9	$1.06	$116.8	$67.9	$46.2	$0.96

	Six months ended
	June 28, 2024				June 30, 2023
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$195.4	$112.2	$79.7	$1.66	$213.8	$146.5	$86.7	$1.80
Adjustments:
Other product-related charges (1)	0.2	0.2	0.2	—	1.8	1.8	1.8	0.04
Asset impairment and other (credits) charges, net (2)	—	1.0	1.0	0.02	—	7.1	7.1	0.15
Gain on disposal of property, plant and equipment, net and subsidiary (3)	—	(18.3)	(18.3)	(0.38)	—	(36.3)	(36.3)	(0.76)
Other adjustments (4)	—	—	—	—	—	—	7.6	0.16
Tax effects of all adjustments (5)	—	—	4.3	0.09	—	—	6.0	0.12
As adjusted	$195.6	$95.1	$66.9	$1.39	$215.6	$119.1	$72.9	$1.51

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	June 28, 2024				June 30, 2023
	Fresh and value-added products	Banana	Other products and services	Total	Fresh and value-added products	Banana	Other products and services	Total
Gross profit (as reported)	$77.9	$29.8	$5.5	$113.2	$62.1	$50.5	$4.2	$116.8
Adjustments:
Other product-related charges (1)	1.2	—	—	1.2	—	—	—	—
Adjusted gross profit	$79.1	$29.8	$5.5	$114.4	$62.1	$50.5	$4.2	$116.8

Net Sales	$694.1	$394.3	$51.3	$1,139.7	$677.6	$448.8	$54.1	$1,180.5
Gross margin (a)	11.2%	7.6%	10.7%	9.9%	9.2%	11.3%	7.8%	9.9%
Adjusted gross margin (b)	11.4%	7.6%	10.7%	10.0%	9.2%	11.3%	7.8%	9.9%

	Six months ended
	June 28, 2024				June 30, 2023
	Fresh and value-added products	Banana	Other products and services	Total	Fresh and value-added products	Banana	Other products and services	Total
Gross profit (as reported)	$133.9	$51.5	$10.0	$195.4	$109.1	$93.7	$11.0	$213.8
Adjustments:
Other product-related charges (1)	0.2	—	—	0.2	1.7	0.1	—	1.8
Adjusted Gross profit	$134.1	$51.5	$10.0	$195.6	$110.8	$93.8	$11.0	$215.6

Net Sales	$1,370.8	$773.8	$102.9	$2,247.5	$1,321.0	$873.9	$114.1	$2,309.0
Gross margin (a)	9.8%	6.7%	9.7%	8.7%	8.3%	10.7%	9.6%	9.3%
Adjusted Gross margin (b)	9.8%	6.7%	9.7%	8.7%	8.4%	10.7%	9.6%	9.3%
(a) Calculated as Gross profit as a percentage of net sales.
(b) Calculated as Adjusted Gross profit as a percentage of net sales.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Reconciliation of EBITDA and Adjusted EBITDA
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Six months ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net income attributable to Fresh Del Monte Produce Inc.	$53.6	$47.7	$79.7	$86.7
Interest expense, net	4.9	6.1	9.8	13.9
Income tax provision	12.3	11.3	17.6	20.9
Depreciation & amortization	19.7	21.6	39.7	43.7
Share-based compensation expense	2.2	2.9	2.8	5.1
EBITDA	$92.7	$89.6	$149.6	$170.3

Adjustments:
Other product-related charges (1)	1.2	—	0.2	1.8
Asset impairment and other (credits) charges, net (2)	(1.3)	4.6	1.0	7.1
Gain on disposal of property, plant and equipment, net and subsidiary (3)	(3.6)	(8.8)	(18.3)	(36.3)
Other adjustments (4)	—	—	—	7.6
Adjusted EBITDA	$89.0	$85.4	$132.5	$150.5

Net sales	$1,139.7	$1,180.5	$2,247.5	$2,309.0
Net income margin (a)	4.7%	4.0%	3.5%	3.8%
(a) Calculated as Net income attributable to Fresh Del Monte Produce Inc. as a percentage of net sales.
EBITDA margin (b)	8.1%	7.6%	6.7%	7.4%
(b) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin (c)	7.8%	7.2%	5.9%	6.5%
(c) Calculated as Adjusted EBITDA as a percentage of net sales.

(1)Other product-related charges for the quarter ended June 28, 2024, primarily consisted of $0.5 million related to shipment disruptions in the Red Sea and $0.5 million in clean-up costs associated with the flooding of a seasonal production facility in Greece during the third quarter of 2023. For the six months ended June 28, 2024, other product-related charges also consisted of $2.2 million of insurance recoveries associated with Greece production facility flooding, partially offset by $1.2 million of severance charges from the outsourcing of certain functions within our fresh and value-added operations. Other product-related charges for the six months ended June 30, 2023, consisted of inventory write-offs which were primarily related to the sale of two distribution centers in the Middle East.

(2)Asset impairment and other (credits) charges, net for the quarter ended June 28, 2024, primarily consisted of $2.0 million of insurance recoveries associated with fire damage to a warehouse facility in South America during the fourth quarter of 2023, partially offset by impairment charges of banana-related fixed assets in the Philippines. For the six months ended June 28, 2024, asset impairment and other (credits) charges, net also included $1.8 million of legal settlement charges and $0.5 million of reserves related to a potential liability arising from our third-party logistics operations (refer to the Form 10-Q for the quarter and six months ended June 28, 2024, for further information on this matter). Asset impairment and other (credits) charges, net for the quarter ended June 30, 2023, primarily consisted of impairment charges related to low productivity grape vines in South America and idle land in Central America. For the six months ended June 30, 2023, asset impairment and other (credits) charges, net also included expenses incurred in connection with a cybersecurity incident which occurred during early 2023. The incident temporarily impacted certain of the Company's operational and information technology systems and resulted in incremental costs primarily related to the engagement of specialized legal counsel and other incident response advisors.

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(3)Gain on disposal of property, plant and equipment, net and subsidiary for the quarter ended June 28, 2024, primarily consisted of a $3.4 million gain from the sale of a warehouse in Europe. For the six months ended June 28, 2024, gain on disposal of property, plant and equipment, net and subsidiary also included a $14.7 million gain from the sale of two idle facilities in South America. Gain on disposal of property, plant and equipment, net and subsidiary for the quarter ended June 30, 2023, primarily included a $3.8 million gain on the sale of the Company's plastics business subsidiary in South America and gains on the sales of land assets in South and Central America. For the six months ended June 30, 2023, gain on disposal of property, plant and equipment, net and subsidiary also included a $20.5 million gain on the sale of two distribution centers and related assets in the Middle East and a $7.0 million gain on the sale of an idle facility in North America.

(4)Other adjustments for the six months ended June 30, 2023, primarily related to the portions of the gain on disposal of property, plant and equipment, net and other product-related charges which were attributable to a minority interest partner, reflected in net income (loss) attributable to redeemable and noncontrolling interests.

(5)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes.
Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 4:45 p.m. Eastern Time today to discuss the second quarter 2024 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at https://investorrelations.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.
About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers, and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, and the Middle East. Fresh Del Monte Produce Inc. markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness, and reliability for over 135 years. The company also markets its products under the MANN™ brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte Produce Inc. is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. In 2022, 2023, and 2024 Fresh Del Monte Produce was ranked as one of "American's Most Trusted Companies" by Newsweek based on an independent survey rating companies on three different touchpoints, including customer trust, investor trust, and employee trust. The company was also named a Humankind 100 Company for two consecutive years by Humankind Investments, which recognizes companies that substantially impact areas such as access to food and clean water, healthcare, and digital services. Fresh Del Monte Produce Inc. is traded on the NYSE under the symbol FDP.

Forward-looking Information

This press release and the related earnings call contain certain forward-looking statements regarding the intent, beliefs or current expectations of the Company. These statements include statements that are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “may” or similar expressions with respect to various matters. Specifically, this press release and the earnings call contain forward-looking statements regarding the Company’s plans and expectations for future performance, including: the Company’s focus on operational excellence, cost discipline and strategic capital allocation to improve profitability; its ability to generate value for its shareholders, including through focusing on its strengths in pineapple, fresh-cut cut fruit, avocados and value-added products; our expectations regarding the demand and volume growth projection of our pineapple varieties and avocado and avocado-related products; our ability to reduce operational costs and improve margins in our fresh and value-added segment; our expectations regarding customer growth and the expansion and diversification of our product offerings; our expected segment results for the remainder of 2024; expected capital expenditures in 2024; expected progress on its strategic alternatives with respect to Mann Packing, and any impact on our business and results of operations; our ongoing commitment to maximize the full utilization of our fruit residues, as well as the intended use and timing of such biofertilizers and the impact on our sustainability efforts; our expectations for the tax rate; our commitment to maintaining a prudent capital structure and creating long-term value for shareholders; our expectations regarding seasonality; and our anticipated sales volume regarding our banana segment, and any supply and shipping challenges that we may encounter. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) ongoing elevated commodity and supply chain costs, including costs of raw materials, packaging materials, labor, energy, fuel and transportation, (ii) the Company’s ability to successfully execute on its strategic growth plans, including the use of AI, biofertilizers and other technology to effectively manage costs and pricing, (iii) the outcome of strategic alternatives with respect to the Mann Packing operation, and any impact on our business and results of operations, (iv) the impact of foreign currency fluctuations, including the effectiveness of our hedging activities, (v) the impact of asset impairment or other charges, including those associated with exit activities, crop or facility damage or otherwise, (vi) the impact of ongoing conflict in the Middle
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Fresh Del Monte Produce Inc.

East on supply chain logistics and other disruptions in the Company's supply chain, (vii) trends and other factors affecting consumer preferences or consumer, including customers’ reception of our new product offerings and innovation, (viii) factors outside the Company’s control that impact its and other growers’ crop quality and yields, such as crop disease, severe weather conditions, disruptions or issues that impact its production facilities or complex logistics network, and the availability of sufficient labor during peak growing and harvesting seasons, (ix) competitive pressures and the Company’s ability to realize the full benefits of the inflation driven price increases implemented, (x) the impact of claims and adjustments proposed by the IRS or other foreign taxing authorities in connection with our current or future tax audits and our ability to successfully contest such tax claims and pursue necessary remedies, (xi) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xii) damage to our reputation or brand names or negative publicity about our products, and (xiii) the Company’s ability to successfully manage the risks associated with international operations. In addition, these forward-looking statements and the information in this press release and the earnings call are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update such statements.

For information, contact:
Investors:
Christine Cannella
Vice President, Investor Relations
305-520-8433
Investors@freshdelmonte.com

Media:
Claudia Pou
Vice President, Global Head of Corporate Communications
Communications@freshdelmonte.com

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